UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 8, 2006

West Marine, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	0-22512	77-0355502
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

500 Westridge Drive

Watsonville, California 95076

(Address of Principal Executive Offices, Including Zip Code)

(831) 728-2700

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

On December 8, 2006, the Governance and Compensation Committee and West Marine’s Board of Directors unanimously approved the appointment of Thomas R. Moran as West Marine’s new Chief Financial Officer, Senior Vice President of Finance and Assistant Secretary. Mr. Moran will assume these positions on January 8, 2007.

Mr. Moran, who is age 46, most recently served as the Chief Financial Officer of the Wearguard-Crest Division of ARAMARK Corporation, ARAMARK’s work apparel and uniform division. Prior to joining ARAMARK, Mr. Moran was a Director of Finance of LimitedBrands, Inc. from 2000 to 2004. From 1995 to 2000, Mr. Moran served as the Director of Planning for CarMax Auto Superstores. Mr. Moran has also held finance and financial reporting positions at Agrimetrics Associates and Kraft General Foods, Inc.

As of December 11, 2006, West Marine and Mr. Moran entered into an employment agreement. Pursuant to his employment agreement, Mr. Moran will be entitled to receive an annual salary initially of $290,000, with an increase to $300,000 on March 8, 2007, and subsequent increases following each annual review in accordance with company guidelines for pay increases. Mr. Moran also will be eligible to earn an annual bonus targeted to 40% of his annual salary, subject to achievement of annual performance objectives and other criteria established by the company and approved by its Board of Directors or authorized committee of the Board. West Marine will grant Mr. Moran non-qualified stock options to purchase 50,000 shares of common stock. The stock options will vest ratably over a four-year period and will have a maximum term of five years. The stock options will be granted at the first regularly scheduled meeting of the Board of Directors, in March 2007, and will have an exercise price equal to 100% of the fair market value of West Marine’s stock on the date of grant.

West Marine has agreed to pay Mr. Moran severance benefits in the event his employment is terminated. If Mr. Moran’s employment is terminated without cause (as defined in his employment agreement), or if he terminates his employment for good reason (as defined in his employment agreement), then in addition to accrued wages (such as base salary and accrued paid time off through the date of termination), he will be entitled to severance pay equal to six months of his base salary, payable over the six month period following the date of termination, and if the termination occurs during the second half of the company’s fiscal year, a pro-rated bonus for the year in which his employment is terminated. No severance benefits are payable if Mr. Moran’s employment is terminated voluntarily, as a result of his death or disability, or if West Marine terminates his employment for cause (as defined in his employment agreement).

Mr. Moran also has agreed to protect West Marine’s confidential information, and he has agreed that he will not solicit for hire any of West Marine’s employees for two years after the termination of his employment. In addition, West Marine and Mr. Moran have entered into the indemnification agreement attached as Exhibit A to Mr. Moran’s employment agreement.

The foregoing is a summary of the material terms of Mr. Moran’s employment agreement. As a summary, it does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the employment agreement that is attached hereto as Exhibit 10.1 and incorporated herein by reference.

On December 12, 2006, West Marine publicly announced the appointment of Mr. Moran as West Marine’s new Chief Financial Officer and issued the press release attached hereto as Exhibit 99.1.

Item 9.01.	Financial Statements and Exhibits.

(a)	Not Applicable.

(b)	Not Applicable.

(c)	Not Applicable.

(d)	Exhibits:

10.1	Executive Employment Agreement, dated as of December 11, 2006, by and among West Marine, Inc., West Marine Products, Inc. and Thomas R. Moran.

10.2	Form of Indemnification Agreement (incorporated by reference to Exhibit A filed with Exhibit 10.1 to this Form 8-K).

99.1	Press Release, dated December 12, 2006.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WEST MARINE, INC.

Date: December 12, 2006	By:	/s/ Peter L. Harris
Peter L. Harris
Chief Executive Officer and President